Exhibit 10.4

Outsourcing Contract

Tsuyoshi Shigesato, Deputy Director General of the Sports Affairs Agency, the official in charge of the cost-bearing acts (hereinafter referred to as “A”) (hereinafter referred to as “A”) and Kiyotaka Ito, Representative Director of LEIFRAS Co., Ltd. (hereinafter referred to as “B”) (hereinafter referred to as “B”) enter into a consignment agreement as follows:

(Name of commissioned project to be implemented, etc.)

Article 1 A shall entrust B with the implementation of the following commissioned projects.

(1)	Commissioned Project Name Regional School Club Activity System Development Project (Demonstration Project for Transition to Regional School Club Activities)

(2)	Details of the commissioned project and expenses as shown in the attached project plan. However, after approval of the application for approval of changes to the project plan, etc., as per Article 9, the revised project plan shall be as shown in the revised project plan.

(3)	Consignment period: From the date of conclusion of this agreement to March 31, 2025

(Implementation of commissioned projects)

Article 2 In addition to the provisions of laws and regulations and this agreement, B shall implement the commissioned project in accordance with the commissioning guidelines, project plan, specifications, and other documents specified therein. The same shall apply when said plan is changed.

(Amount of commission expenses)

Article 3 A shall pay the expenses required for the commissioned project (hereinafter referred to as “Commission Expenses”) as follows A shall pay to B the cost of the commissioned project (hereinafter referred to as “Commission Fee”) not exceeding ¥2,395,792,258 (including consumption tax and local consumption tax of ¥217,799,296 at a consumption tax rate of 10%).

2	“Consumption tax and local consumption tax” in the preceding paragraph is the amount calculated in accordance with the provisions of Article 28, Paragraph 1 and Article 29 of the Consumption Tax Law (Law No. 108 of 1988) and Articles 72-82 and 72-83 of the Local Tax Law (Law No. 226 of 1950), and is based on the maximum amount of commission expenses.

3	B shall use the consignment fee in accordance with the expense categories stated in the attached project plan. The same shall apply in the event of any changes to said plan.

(Contract deposit)

Article 4 The payment of the contract deposit prescribed in Article 29-9, Paragraph 1 of the Accounting Act (Act No. 35 of 1947) shall be exempted pursuant to Article 100-3, Item 3 of the Budget, Settlement and Accounting Ordinance (Imperial Ordinance No. 165 of 1947, hereinafter referred to as the “Preliminary Settlement Ordinance”). The payment of the contract deposit prescribed in Article 29-9, Paragraph 1 of the Budget Settlement and Accounting Order (Imperial Ordinance No. 165 of 1947, hereinafter referred to as the “Preliminary Decree”) shall be exempted pursuant to Article 100-3, Item 3.

(Risk burden)

Article 5 Damages incurred in connection with the implementation of the entrusted project shall be borne by B. However, this shall not apply in cases where the damage is not attributable to reasons attributable to B.

(Third-party damage compensation)

Article 6 If B causes damage to a third party through willful misconduct or negligence in the performance of the commissioned services, B shall be liable to compensate the third party for such damage.

(Recommissioning)

Article 7 B shall not entrust the whole of this consignment project to a third party.

2	If B intends to entrust a part of this entrusted project to a third party (hereinafter referred to as “Recommissioning”), it shall submit an application for Recommissioning Approval stating the address, name, scope of the project to be recommissioned, necessity of recommissioning and amount (hereinafter referred to as “matters concerning Recommissioning”) of the Recommissioning Party, and shall obtain approval from A. A shall submit an application for approval of subcontracting in the manner designated by A and shall obtain A’s approval.

3	Upon receipt of an application for approval of subcontracting as described in the preceding paragraph, A may, if it deems it necessary to ensure the proper performance of this contract, request a necessary report from B.

4	Notwithstanding the provisions of Paragraph 2, if the business plan, etc. submitted by B in advance contains matters concerning recommission, the execution of this agreement shall be deemed to have been approved by A as stipulated in Paragraph 2.

5	When B intends to change the party to which the subcontracting is to be entrusted, etc., it must again submit an application for approval of subcontracting, which describes the matters concerning subcontracting in accordance with the provisions of Paragraph 2, by the method designated by A, and obtain A’s approval. However, if B intends to make a minor change that does not interfere with ensuring proper performance of the subcontracting, a notification of the document stating the matters concerning the subcontracting shall be substituted.

6	B shall be liable to A for all acts of the subcontractor associated with the subcontracted project.

7	B shall comply with any request by A for reports, etc. necessary to understand the performance system of B in order to ensure the proper performance of the contract.

(Understanding the performance system for re-subcontracting)

Article 8 (1) In the event that the subcontracting is to be performed by more than one person (hereinafter referred to as “subcontracting”), such as further subcontracting by the subcontractor, the address, name, and scope of the business to be subcontracted (hereinafter referred to as “matters concerning the performance system”) shall be notified in advance. A shall submit a notification of subcontracting to A in a manner designated by A.

2	Notwithstanding the provisions of the preceding paragraph, if the business plan, etc. submitted by B in advance contains matters concerning the performance system, the submission to A as stipulated in the preceding paragraph shall be deemed to have been made upon execution of this agreement.

3	B shall notify A of any change in the contents of the submitted performance system without delay.

(Change of plan)

Article 9 Except as provided in Article 23, when B intends to change the details of the entrusted project or the breakdown of expenses described in the attached project plan, it shall submit an application for approval of changes in the project plan to A and obtain its approval. However, this shall not apply to the case where expenses are diverted between expense items due to a change in the expense breakdown excluding re-commissioning expenses, and the amount of such diversion does not exceed 20% of the total amount.

2	In the event of an increase or decrease in the amount of the consignment fee stipulated in Article 3.1, or in the event that such increase or decrease is deemed necessary for IYA, B shall submit an application for approval of a change in the consignment agreement to A, and shall obtain such approval upon execution of a written agreement for a change in the consignment agreement.

3	A may attach conditions to the approval set forth in the preceding paragraph.

(Discontinuation of business, etc.)

Article 10 When B intends to abolish or discontinue the entrusted services, it shall apply to A for its approval, clarifying the reasons for such abolition or discontinuance and the measures to be taken thereafter.

2	A may attach conditions to the approval set forth in the preceding paragraph.

(Completion (Discontinuation) Report of Commissioned Business)

Article 11 Upon completion of the commissioned project or upon approval of the abolition of the commissioned project in accordance with the provisions of Paragraph 1 of the preceding Article, B shall submit to A a report on the completion (abolition) of the commissioned project and a copy of the documents evidencing the expenditure as specified in Article 34 by the earlier of (1) the date 10 days after the date of approval of completion or abolition, etc. or the expiration of the contract term. A shall submit to A by the earlier of (i) 10 days after the date of approval of completion or abolition, or (ii) the expiration date of the contract period.

(Inspection)

Article 12 When A receives a report based on the provisions of the preceding Article, it shall inspect it to see if it conforms to the contents of the commissioning agreement and the conditions attached thereto.

(Determination of amount)

Article 13 If A finds that the contents of the report are appropriate as a result of the investigation described in the preceding Article, A shall investigate the expenses incurred for the commissioned work, determine the amount of the commissioned expenses, and notify B of the same.

2	The fixed amount set forth in the preceding paragraph shall be the lower of the amount of consignment expenses allocated to the settlement of accounts spent on the consigned project or the amount of consignment expenses stipulated in Article 3, Paragraph 1.

(On-site survey)

Article 14 In carrying out the inspections as stipulated in Article 12, staff members shall be dispatched as necessary.

(Payment of commission expenses)

Article 15 A shall pay B the consignment fee after the amount is fixed in accordance with the provisions of Article 13, Paragraph 1.2 Payment of the commission fee shall be made by the B to A by submitting an invoice to A, and by A to the account shown in the attached Exhibit (Bank Account Information) based on the B’s request.

3	A shall make the payment within 30 days from the date of receipt of a legitimate invoice under the preceding paragraph in accordance with the provisions of paragraph 1, and if A fails to complete the payment within the said period, A shall pay the invoice in accordance with the provisions of paragraph 2 of this Article. If the payment is not completed within the said period, the Company shall comply with Article 8 of the Act on Prevention of Delay in Payment of Government Contracts (Act No. 256 of 1949, hereinafter referred to as the “Act on Prevention of Delay in Payment”). If payment is not completed within the said period, interest shall be paid on the amount calculated in accordance with Article 8 of the Act on Prevention of Delay in Payment of Government Contracts (Act No. 256 of 1949) and the Notification of the Ministry of Finance No. 991 of 1949, which prescribes the rate of interest for delayed payment on government contracts.

4	Upon request from B, A may, if it deems it necessary, make an estimated payment of all or part of the consignment expenses, notwithstanding the provisions of Paragraph 1, only after consultation in accordance with Article 22 of the Accounting Act and Article 58, Item 3 of the Preliminary Decree and upon agreement.

(Return of overpayment)

Article 15 If the consignment fee already paid in accordance with Paragraph 4 of the preceding Article exceeds the amount fixed in accordance with Paragraph 1 of Article 13, B shall return the excess amount in accordance with the instructions of A.

2	If B fails to make the return of the Property within the time limit set by A in the preceding paragraph, B shall pay as interest the amount calculated in accordance with Article 11 of the Act on Prevention of Delay in Payment and the public notice setting forth the rate of interest for late payment of government contracts, for the number of days from the day following the due date until the day of return.

(Report of Results)

Article 17 Upon receipt of the notification provided for in Article 13, Paragraph 1, B shall submit one (1) copy of the Commissioned Project Result Report to A within ten (10) days from the date thereof or within twenty (20) days from the date of completion of the Commissioned 31 Lomo Project, whichever is earlier.

(Handling of copyrights, etc.)

Article 18 All rights, including but not limited to the rights to the deliverables obtained from this work, shall belong to A.

(Moral rights)

Article 19 In the case of transfer of copyright from B to A pursuant to the preceding Article, if B created the relevant work by itself, B shall not exercise its moral rights, and if a third party other than B created the relevant work, B shall take necessary measures to prevent such third party from exercising its moral rights.

(Handling of personal information)

Article 20 B shall not disclose to any third party any personal information (information concerning a living individual, including name, date of birth or any other description contained in such information (including documents, drawings or electromagnetic records (including electromagnetic records (meaning a method that cannot be recognized by another person’s perception, such as electronic or magnetic methods)), or any other information that has been entrusted by A or collected or created by B in connection with the Business), or any other information that is not in the possession of A (including information concerning a living individual, including name, date of birth or any other description contained in such information). The following is an example of an electromagnetic record. The following matters shall be specified by the Minister of Health, Labour and Welfare in the “Application Form”. The identification of a specific individual by means of an electromagnetic record (meaning any matter described or recorded in an electromagnetic record (meaning a record made by an electromagnetic method (meaning an electronic method, a magnetic method, or any other method not recognizable to human perception)) or expressed by means of voice, motion or other methods) “Personal information” means information that can be used to identify a specific individual (including information that can be easily collated with other information and thereby used to identify a specific individual) through the use of a computer system (including a computer system that can be used to identify a specific individual through the use of a computer system). The same shall apply hereinafter. The same shall apply hereinafter). The Company shall be obligated to handle with the care of a good manager any information that can be used to identify a specific individual (including information that can be easily cross-referenced with other information and thus used to identify a specific individual).

2	B shall not engage in any of the following acts. However, this shall not apply in cases where A has obtained prior approval from A.

(1)	To provide personal information entrusted by A or collected or created by the B in relation to the Business to a third party (including a subcontractor in the case of subcontracting), or to inform A of the contents thereof.

(2)	To use, copy, reproduce, or modify personal information entrusted by A or collected or created by the B with respect to the Project beyond the scope of the purpose of executing the Project entrusted under this agreement.

3	B shall take necessary measures to prevent the loss, destruction, or damage of personal information entrusted to it by A or collected or created by B in connection with the Business, and to otherwise properly manage such personal information.

4	A may, if it deems necessary, have an official of A investigate whether personal information entrusted by A or collected or created by B with respect to the relevant business is properly managed at the office, workplace, etc. of B, and give necessary instructions to B. B shall not be liable for any damage caused by such investigation and instruction from A.

If A receives any instruction from B, B shall cooperate with A and comply with such instruction.

5	B shall return to A promptly after the completion of the entrusted services, abolition, etc., or termination of the entrusted services, any personal information collected or created by B in connection with the relevant services. However, if A otherwise directs, A shall comply with such instructions.

6	If B becomes aware of the occurrence or threatened occurrence of towing, loss, damage, or any other violation of this Article with respect to personal information entrusted to A or collected or created by B with respect to the Project, B shall promptly report to A and comply with its instructions.

7	The provisions of paragraphs 1 and 2 shall remain in force even after the completion, abolition, etc., or termination of the entrusted project.

(Use of results, etc.)

Article 21 When B wishes to use the research results obtained through the commissioned project, it shall submit an application for approval of the use of the results to A and shall obtain such approval. (2) A shall not use the results of the research conducted by B, unless otherwise approved by A.

(Measures against fraud, etc.)

Article 22 If A suspects that B has filed a claim of wrongdoing in entering into this agreement or has committed a wrongful or unjust act (hereinafter referred to as “wrongful act, etc.”) in performing the entrusted services, A shall request B to investigate the matter and report the results of such investigation. In addition, if A deems it necessary, A shall conduct an on-site investigation of the B.

2	If, as a result of the preceding paragraph, any irregularity or other wrongdoing concerning this contract is revealed, A may cancel this contract in whole or in part and require the return of all or part of the consignment fee already paid.

(Cancellation of contract, etc.)

Article 23 If A violates any of the terms and conditions of this agreement, A may cancel all or part of this agreement, and may require A to return all or part of the consignment fee already paid.

(1)	When A cancels the contract pursuant to the preceding paragraph, A may demand from B an amount equivalent to 10/100 of the contract amount as a penalty fee.

(Interest)

Article 24 A may charge interest on the refund due to fraud, etc. Interest shall be calculated at the rate of 3% per annum on the number of days from the day following the day of receipt by B of the commission related to the refund until the day of payment of the refund.

(Penalties, etc. for bid rigging and other improper acts)

Article 25 If B falls under any of the following items in connection with this contract, B shall pay an amount equivalent to one-tenth of the contract price as a penalty by the date designated by A.

(1)	Any person who violates the provisions of Article 3 or Article 19 of the Act on Prohibition of Monopolization and Maintenance of Fair Trade (Act No. 54 of 1947, hereinafter referred to as the “Antimonopoly Act”), or any entity of which B is a member; If the Fair Trade Commission issues a cease and desist order under Article 49 of the Antimonopoly Act or a payment order under Article 62, paragraph 1 of the same Act against B or a trade association of which B is a member, due to a violation of the provisions of Article 3 or Article 19 of the same Act or a violation of Article 8, item 1 of the same Act by a trade association of which B is a member, and such order or payment order is issued by the Fair Trade Commission; When B or B’s member organizations have been ordered to cease and desist under Article 49 of the Law, or ordered to make payment under Article 62, paragraph 1 of the Law, and such order or payment has been issued; When A has violated the provisions of Article 19 of the Fair Trade Commission Act, and A has proved that such violation is an act that causes no monetary damage to A, such as in the case of unfair trade practices under Article 2, Paragraph 9 of the same Act (Fair Trade Commission Notice No. 15 of 1982), Paragraph 6, and such proof has been accepted by A; The above shall not apply in the event that A accepts such proof.

(2)	When the Fair Trade Commission has notified B that it will not order B to pay the surcharge under Article 7-4, Paragraph 7 or Article 7-7, Paragraph 3 of the Antimonopoly Act.

(3)	When B (or its officers or employees in the case of a juridical person) has been sentenced under Article 96-6 of the Penal Code (Law No. 45 of 1907) or Article 89, Paragraph 1 or Article 95, Paragraph 1, Item 1 of the Antimonopoly Law.

2	If any of the following items applies to this contract, B shall pay to A, by the date designated by A, a penalty in an amount equal to 1/10th of the contract price and an amount equal to 5/100ths of the contract price.

(1)	When the provisions of Article 7-3, Paragraph 2 or Paragraph 3 of the Antimonopoly Act apply to the surcharge in the finalized payment order prescribed in Item 1 of the preceding paragraph.

(2)	When it has become clear that B is the ringleader of the violation in the final and binding payment order or cease and desist order stipulated in item 1 of the preceding paragraph or in the final and binding judgment pertaining to the punishment stipulated in item 3 of the same paragraph.

(3)	When it has become clear that B is the ringleader of the violation in the case pertaining to the notice stipulated in item 2 of the preceding paragraph.

(4)	B shall not be exempted from the penalties of Paragraphs (1) and (2) by reason of the performance of the contract.

3	The provisions of Paragraphs 1 and 2 shall not preclude A from claiming compensation for the excess amount of damages in the event that the amount of actual damages incurred by A exceeds the amount of the penalty.

4	In the event that any of the items in Paragraph 1 or Paragraph 2 becomes applicable with respect to this contract, B shall promptly submit to A the relevant documents pertaining to such disposition, etc.

(Contract termination based on attribution requirements)

Article 26 A may terminate this agreement without any notice if B is found to fall under any of the following items.

(1)	Officers, etc. of a juridical person, etc. (in the case of an individual, the person; in the case of a juridical person, the officers or representatives of its branch or business office (meaning an office that always concludes contracts); in the case of an organization, the representatives, directors, etc., or other persons substantially involved in its management; A person who is a member of an organized crime syndicate (a crime syndicate as defined in Article 2, Item 2 of the Law Concerning Prevention of Unjust Acts by Members of Organized Crime Groups (Law No. 77 of 1991), The same shall apply hereinafter) or a Boryokudanjin (a Boryokudanjin prescribed in Article 2, item 6 of the same law. The same shall apply hereinafter); When the applicant is a person who is a member of a crime syndicate (meaning a crime syndicate as defined in Article 2, item 6 of the same Act.

(2)	When an officer, etc. is using Boryokudan or Boryokudan-involved members for the purpose of making unjust profits for himself/herself, his/her company or a third party, or for the purpose of inflicting damage on a third party.

(3)	When an officer, etc. directly or actively cooperates or participates in the maintenance or operation of a Boryokudan or a Boryokudan member by supplying funds, etc. or providing favors, etc. to the Boryokudan or the Boryokudan member.

(4)	When an officer, etc., knowing that he/she is a Boryokudan or a member of a Boryokudan, takes unjust advantage of such an organization, etc.

(5)	When an officer, etc. has a socially reprehensible relationship with a Bouryokudan or Bouryokudan member.

(Termination of contract based on action requirement)

Article 27 A may terminate this agreement without any notice if B commits any of the following acts by itself or by using a third party

(1)	Violent demanding behavior

(2)	Unjustifiable and unreasonable acts beyond legal responsibility

(3)	Using threatening words or deeds or using violence in connection with a transaction

(4)	Interfering with the work of the contracting officer, etc. by using deceptive means or force

(5)	Other acts similar to the preceding items

(Representation commitment)

Article 28 B represents and warrants that it does not fall under any of the items of the preceding two Articles, and that it will not fall under any of the items in the future.

2	B may terminate the services of any person who falls under any of the items of the preceding two Articles (hereinafter referred to as “Person Subject to Termination”). (i) A subcontractor, etc. (including a subcontractor (if a subcontract extends over several subcontracts, all subcontractors shall be included)), a designee (including all designees after re-commissioning)), a designee (including all designees after the re-assignment) (ii) The term “subcontractor” shall mean a subcontractor (including all subcontractors if the subcontract extends over several subcontracts), a designee (including all designees after reassignment), and the counterparty to the contract in the case where a subcontractor or designee contracts individually with respect to said contract. The same shall apply hereinafter).

(Termination of contract regarding recommissioning agreement, etc.)

Article 29 If it is discovered after the contract has been made that the subcontractor, etc. is a party subject to termination, B shall immediately terminate the contract with such subcontractor, etc. or cause the subcontractor, etc. to terminate the contract.

2	A may cancel this agreement if B contracts with or approves a subcontractor, etc. knowing that the subcontractor, etc. is a party subject to cancellation, or fails to cancel the contract with the subcontractor, etc. or take measures to have the subcontractor, etc. cancel the contract, without just cause, in violation of the provisions of the preceding paragraph. The Company may terminate this agreement.

(Compensation for damages)

Article 30 In the event A terminates this agreement pursuant to the provisions of Article 26, Article 27, and Paragraph 2 of the preceding Article, A shall not be required to compensate or indemnify B for any damages incurred by B as a result of such termination.

2	In the event that A cancels this agreement pursuant to the provisions of Article 26, Article 27 and Paragraph 2 of the preceding Article, B shall pay a penalty in an amount equal to one-tenth of the Contract Sum within the period specified by A.

3	In the case of the preceding paragraph, if the contract deposit has been paid, A may apply said contract deposit to the penalty.

4	The provisions of paragraph 2 shall not preclude A from claiming damages from B for the excess amount of damages in the event that the amount of actual damages incurred by A exceeds the amount of the penalty stipulated in said paragraph.

(Reporting and reporting of improper intervention)

Article 31 If B or any of its subcontractors, etc. receives any unjustified demands or unjustified intervention such as obstruction of business (hereinafter referred to as “unjustified intervention”) from anti-social forces such as organized crime groups, organized crime groups, members of organized crime groups, or persons who are involved in social or political activities, etc., B shall reject such unjustified intervention, or shall cause its subcontractors, etc. to reject such unjustified intervention. In the event that A receives an unjustified demand or unjustified intervention (hereinafter referred to as “unjustified intervention”) from anti-social forces such as organized crime groups, crime syndicates, social movements and political campaigning, it shall reject such demand or have its subcontractors, etc. reject such demand, and shall promptly report the fact of unjustified intervention to A and shall also report to the police and provide necessary cooperation for investigation.

(Notification of Representative, etc.)

Article 32 In the event of any change in the name or address of its representative, B shall notify A of such change in the manner designated by A without delay.

(Survey of commissioned projects)

Article 33 A may, when it deems necessary, request a report on the implementation status of the entrusted project, the use of the entrusted funds, and other necessary matters, or conduct an on-site investigation.

(Retention of documents, etc.)

Article 34 B shall keep a ledger that clarifies the receipts and disbursements concerning the expenses of the commissioned project, and shall enter the amount of expenditure separately for each expense item, and shall organize documents evidencing such expenditure and keep them for five years from the fiscal year following the implementation of the commissioned project, so that they can be submitted anytime upon request by A. The storage of invoices, etc. shall be handled appropriately based on the IMPOIS system.

(Confidentiality, etc.)

Article 35 (1) B shall not divulge to any third party any trade secrets obtained in connection with this consignment project, regardless of the term of this agreement.

(2)	B shall not transcribe, or allow a third party to view or lend, any materials related to this commissioned project.

(Resolving doubts)

Article 36 In addition to the preceding Articles, any question arising in connection with this agreement shall be settled upon consultation between A and B.

As evidence of the above agreement, two (2) copies of this agreement shall be prepared, each side shall affix its name and seal to the other, and each side shall retain one (1) copy.

April 1, 2024

A	2-2, Kasumigaseki 3-chome, Chiyoda-ku, Tokyo

Officer in Charge of Expenditures and Contributions

Tsuyoshi Shigesato, Deputy Director General, Sports Agency

B	4-2 0-3 Ebisu, Shibuya-ku, Tokyo

Yebisu Garden Place Tower 1, 7F

Kiyotaka Ito, Representative Director, LEIFRAS Co., Ltd.